Exhibit 10.14

                              EMPLOYMENT AGREEMENT
                              --------------------

     Employment  Agreement made effective as of November 1, 1999,  between SITEL
CORPORATION,   a  Minnesota   corporation   ("Company")   and  ANTOON   VANPARYS
("Executive").

     THE PARTIES AGREE AS FOLLOWS:

     1. Employment and Duties. Company hereby employs Executive as its Executive Vice President--Business Development. The duties and responsibilities of Executive shall include duties and responsibilities consistent with Executive's corporate office and position, including those set forth in the bylaws of Company from time to time, and such other duties and responsibilities which the Board of Directors and Chief Executive Officer of Company from time to time may assign to Executive.

     2. Term. The term of Executive's employment under this Agreement (the "Term") shall begin as of the date hereof and shall continue without interruption through April 30, 2002, unless sooner terminated in accordance with this Agreement. During the last six months of the Term, Executive shall be located in Brussels, Belgium and the Company's Belgium subsidiary shall be Executive's employer.

     3. Efforts on Behalf of Company and Other Activities. During the Term, to the best of his ability and using all his skills, Executive shall devote substantially all of his working time and efforts to the diligent and faithful performance of his duties and responsibilities under this Agreement. However, Executive may devote a reasonable amount of his time to civic, community, or charitable activities.

     4. Place of Employment. The office of Executive shall be located in Baltimore, Maryland during the Term except that during the last six months of the Term the office of Executive shall be located in Brussels, Belgium. Company shall furnish Executive with an office, secretarial and other support services consistent with those currently provided and such other facilities and services at such locations as may be reasonably required to permit Executive to fulfill the duties of his employment.

     5. Base Salary. For all services to be rendered by Executive pursuant to this Agreement, Company agrees to pay Executive during the Term a base annual salary of $250,000; provided however that for the last six months of the Term the base annual salary shall be adjusted for Executive's repatriation in the same manner as Executive's base salary was adjusted in relocating from Belgium to the U.S. The term "Base Salary" as used in this Agreement shall mean the base annual salary established by this Section 5. The Base Salary shall be paid in periodic installments in accordance with Company's regular payroll practices, but in any event no less frequently than monthly.

     6. Additional Compensation.

                 (a) Bonus. For each calendar year during the Term, Executive shall be eligible to participate in the Company's bonus program for senior executives on the terms established by the Compensation Committee for each such year. For 2000, the Compensation Committee has established a target bonus for Executive of up to 100% of Executive's Base Salary tied to the Company's achievement of certain annual earnings per share targets and Executive's achievement of certain personal objectives. For avoidance of doubt, as provided in the Company's executive bonus program, Executive must be employed by the Company at the time a bonus is paid in order to receive such bonus.

                 (b) Stock Option Plans. Executive has previously been granted stock options for SITEL common stock. Any further grants of stock options to Executive shall be at the sole discretion of the Compensation Committee.

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                 (c) Benefit Plans. During the Term, Executive (and his eligible dependents where applicable) shall be entitled to participate in the benefit plans offered from time to time by Company to its senior executive officers, on terms (including Company and employee contribution percentages, waivers of waiting periods, applicable deductibles, etc.) no less favorable than those provided generally to other senior executive officers of the Company, including without limitation, as may be applicable, individual or group medical, hospital, dental, and long-term disability insurance coverages, group life insurance coverage, 401(k), and 401(n) plans.

                 (d) Vacations and Holidays. During the Term, Executive shall be entitled to 20 days of paid vacation, holidays and time off per calendar year (pro-rated for partial calendar years of employment) as is consistent with past practice and custom for Company's senior executive officers.

                 (e) Expenses. During the Term, Executive shall be entitled to prompt reimbursement by Company of all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive (in accordance with the policies and procedures established by Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided that Executive shall properly account for such expenses in accordance with Company policies and procedures, which may include but are not limited to itemized accountings.

     7. Relocation Benefits.

                 (a) Packing and Transportation of Goods. Subject to prior approval by the Company of estimates submitted to the Company for such expenses, the Company shall pay for all transportation and shipping expenses associated with the packing and transportation of Executive's household goods from Brussels, Belgium to Baltimore, Maryland, including any storage fees associated with the goods being transported.

                 (b) Travel Expenses. The Company shall pay air travel expenses from Brussels, Belgium to Baltimore, Maryland to move Executive, Executive's spouse, Executive's children and Executive's pets to Baltimore.

                 (c) Loan for Purchase of Residence. The Company has extended Executive a loan to purchase a residence in Baltimore, Maryland (the "Baltimore House") pursuant to the terms and conditions contained in a Promissory Note (the "House Note") and mortgage with power of sale, respectively, dated on or about December 1999 between Executive and the Company (the "Baltimore House Loan"). The House Note provides for payment of interest annually at the rate of 5.42% per annum and payment of principal in full on or before November 5, 2002 and sooner upon certain events. The provisions of Section 9(c) shall apply in the event of termination of the Term prior to repayment in full of the House Note.

                 (d) Expenses Related to Business Windup. The Company shall pay or reimburse Executive for up to $193,411 (amount has been grossed up to include income taxes) in costs incurred in winding up the business affairs of Executive's consultancy company in Belgium, which amount already has been grossed up to include income taxes incurred by Executive on the Company's payment or reimbursement of such costs.

                 (e) Housing Allowance. During the Term, the Company shall pay Executive a monthly housing allowance in an amount equal to the cost of Executive's mortgage payments for the Baltimore House and associated property insurance and real estate taxes. Executive shall be responsible for all utilities and other expenses of maintaining such residence, and for the expenses related to installing any fencing around such residence desired by Executive.

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                 (f) Other  Expenses  and  Benefits.  The Company  shall pay all expenses associated with United States entry and work visas for Executive and his family for the Term. The Company shall provide Executive with relocation
assistance   from  O'Connor   Piper  and  Flynn  in   connection   with  housing
requirements, drivers licenses, social security numbers, and related issues associated with relocating to Baltimore, Maryland. The Company shall reimburse Executive up to $10,000 as a one-time dislocation allowance to cover such items as the purchase of essential electrical goods required to replace Executive's European voltage equipment. The Company shall reimburse Executive up to $1,500 annually for personal tax advice from the Company's expatriate tax advisors, Deloitte and Touche, during the Term.

     8. Termination of Employment.

                 (a) Termination of Assignment. The Company may terminate Executive's assignment to the Baltimore headquarters of the Company at any time effective upon at least 30 days written notice of such termination of assignment, whereupon Executive's employment under this Agreement shall terminate. If during the Term Executive's title, authority, role or level of responsibilities with the Company is materially decreased below the level established by Section 1, or Executive is required to relocate his primary office from Baltimore, Maryland (or from Brussels, Belgium during the last six months of the Term), or Executive is required to primarily report to someone other than Phillip A. Clough, Chief Executive Officer, and such change has not been mutually agreed upon by Executive and Company and has not been preceded or accompanied by a termination for cause pursuant to Section 8(d) or a voluntary resignation pursuant to Section 8(e), then such change shall constitute a termination by the Company of Executive's assignment pursuant to this Section 8(a). For avoidance of doubt, if Executive becomes unable to continue his assignment under Section 1 as a result of the expiration or revocation of his United States entry and/or work visas during the Term, then the Company would intend to terminate Executive's assignment pursuant to this Section 8(a). If Executive's employment terminates pursuant to this Section 8(a), (i) Executive shall be entitled to receive the Base Salary up through the effective date of termination; any bonus earned by Executive pursuant to Section 6(a) for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to Sections 6(b) through 6(e) up through the effective date of termination; and (ii) the provisions of Section 9 shall apply.

                 (b) Death. Executive's employment under this Agreement shall terminate upon Executive's death. If Executive's employment terminates pursuant to this Section 8(b), (i) Executive or his legal representative shall be entitled to receive the Base Salary up through the date of Executive's death; any bonus earned by Executive pursuant to Section 6(a) for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to Sections 6(b) through 6(e) up through the date of Executive's death and (ii) the provisions of Section 9 shall apply.

                 (c) Disability. If Executive becomes incapable by reason of physical injury, disease, or mental illness from substantially performing his duties under this Agreement for a continuous period of three months or for more than 90 days in the aggregate during any 12 month period, then Company may terminate Executive's employment under this Agreement effective upon 30 days written notice. If Executive's employment terminates pursuant to this Section 8(c), (i) Executive or his legal representative shall be entitled to receive the Base Salary up through the effective date of termination; any bonus earned by Executive pursuant to Section 6(a) for a calendar year already completed but not yet paid; and any benefits to which Executive is entitled pursuant to Sections 6(b) through 6(e) up through the effective date of termination and (ii) the provisions of Section 9 shall apply.

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

                 (d) For Cause. The Company also may terminate Executive's employment under this Agreement for cause. For purposes of this Agreement, "for cause" shall mean only (i) Executive's confession or conviction of theft, fraud, embezzlement, any felony, or any crime involving dishonesty with regard to the Company or any subsidiary or affiliate of the Company, (ii) Executive's excessive absenteeism without reasonable cause (other than because of a disability described in Section 8(c), (iii) habitual and material negligence by the Executive in the performance of Executive's duties and responsibilities as described in Section 1 (other than because of a disability described in Section 8(c)) and Executive's failure to cure such negligence within 30 days after Executive's receipt of a written notice from the Chairman of the Board of Directors setting forth in reasonable detail the particulars of such negligence, or (iv) material failure by Executive to comply with a lawful directive of the Board of Directors (other than because of a disability described in Section 8(c)) and Executive's failure to cure such non-compliance within 10 days after Executive's receipt of a written notice from the Chairman of the Board of
Directors setting forth in reasonable detail the particulars of such non-compliance. Termination shall occur effective 30 days after "for cause" is established. If Executive's employment terminates pursuant to this Section 8(d),
(i) Executive shall be entitled to receive the Base Salary up through the effective date of termination and any benefits to which Executive is entitled pursuant to Sections 6(b) through 6(e) up through the effective date of termination, but shall not be entitled to any bonus for a completed calendar year which has not yet been paid, and (ii) the provisions of Section 9 shall apply.

                 (e) Voluntary Resignation. Executive may voluntarily resign from Company's employ at any time upon at least 30 days prior written notice of the effective date of such resignation. If Executive voluntarily resigns, (i) Executive shall be entitled to receive the Base Salary up through the effective date of such resignation and any benefits to which Executive is entitled pursuant to Sections 6(b) through 6(e) up through the effective date of such resignation, but shall not be entitled to any bonus for a completed calendar year which has not yet been paid, and (ii) the provisions of Section 9 shall apply.

     9. Post-Termination Provisions.

                 (a) Repatriation to Commensurate Assignment. Upon the termination of Executive's employment in the U.S. under this Agreement, other than a termination "for cause" as set forth in Section 8(d) or by Executive's voluntary resignation as set forth in Section 8(e), the Company shall use reasonable efforts to ensure that Executive's assignment to the Company's Belgium subsidiary is commensurate with Executive's compensation, level of seniority and responsibilities set forth in this Agreement (a "commensurate assignment"). The Company shall provide Executive 30 days written notice of the availability or unavailability of such commensurate assignment prior to
Executive's relocation to Brussels, Belgium for the last six months of employment under this Agreement. Executive shall not unreasonably refuse any such commensurate assignment. If such commensurate assignment is not available, then upon the conclusion of the last six months of employment under this Agreement in Brussels, Belgium, the Company's Belgium subsidiary shall continue to pay Executive his then Base Salary provided for in Section 5 for a period of 12 months thereafter on the Company subsidiary's normal payroll dates during such period.

                 (b) Post-Termination Relocation Expenses. Upon the termination of Executive's employment in the U.S. under this Agreement, other than a termination "for cause" as set forth in Section 8(d) or by Executive's voluntary resignation as set forth in Section 8(e), the Company shall pay the following expenses related to Executive's and his family's relocation to Brussels,
Belgium:

                         (1) Packing and Transportation of Goods. Subject to prior approval by the Company of estimates submitted to the Company for such expenses, the Company shall pay for all transportation and shipping expenses associated with the packing and transportation of Executive's household goods from Baltimore, Maryland to Brussels, Belgium including any storage fees associated with the goods being transported.

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

                         (2) Travel Expenses. The Company shall pay air travel expenses from Baltimore, Maryland to Brussels, Belgium for the return of Executive, Executive's spouse, Executive's children and Executive's pets to Belgium.

                         (3) Temporary Living Allowance. Subject to prior approval by the Company of estimates submitted to the Company for such expenses, the Company shall pay Executive a temporary living allowance for 30 days following Executive's relocation to Brussels, Belgium for expenses relating to hotel and car rental.

                         (4) Other Expenses. Any other reasonable expenses incurred by Executive in connection with Executive's relocation to Brussels, Belgium may be reimbursed by the Company in its sole and absolute discretion.

                 (c) Baltimore House Loan. Upon the termination of Executive's employment in the U.S. under this Agreement, the following provisions shall apply with respect to the Baltimore House Loan:

                         (1) Executive's Put Option. Provided Executive's employment in the U.S. under this Agreement terminates other than "for cause" as set forth in Section 8(d) and other than by Executive's voluntary resignation as set forth in Section 8(e), Executive shall have the option (the "Put Option") to require the Company to accept title to the Baltimore House, subject to any mortgages against the Baltimore House incurred by Executive on or before December 1999 from which mortgages the Company shall indemnify and hold Executive harmless, as full and complete satisfaction of the Baltimore House Loan. Executive shall not have a Put Option if Executive's employment in the U.S. under this Agreement terminates "for cause" as set forth in
         Section 8(d) or by  Executive's  voluntary  resignation as set forth in
         Section 8(e).

                         (2) Company's Call Option. Upon the termination of Executive's employment in the U.S. under this Agreement, the Company shall have the option (the "Call Option") to require Executive to transfer title to the Baltimore House to the Company, subject to any mortgages against the Baltimore House incurred by Executive on or before December 1999 from which mortgages the Company shall indemnify and hold Executive harmless, as full and complete satisfaction of the Baltimore House Loan.

                         (3) Manner of Exercise of Put Option or Call Option. The Put Option or Call Option, as the case may be, shall be exercised, if at all, by Executive delivering written notice of his exercise of the Put Option to the Company or by the Company delivering written notice of its exercise of the Call Option to Executive (either such notice, the "Notice") within 15 days after the effective date of termination of Executive's employment under this Agreement (the "Notice Period"). If Executive or the Company, as the case may be, does not deliver a Notice to the other party within the Notice Period, Executive or the Company, as the case may be, shall have no further rights in respect of the Put Option or Call Option, respectively. If either the Put Option or the Call Option is duly exercised, the closing shall take place on a date specified by the Company, which date shall be no less than 10 days and no more than 30 days after the date the Notice is delivered to the Company in the case of the Put Option or to the Executive in the case of the Call Option. At the closing, (i) Executive and his spouse shall convey good and marketable title to the Baltimore House to the Company by general warranty deed, subject however to the mortgages recorded on or before December 1999 and easements, covenants and restrictions of record; (ii) Executive shall obtain the release of any liens or judgments recorded after December 1999 in connection with the Baltimore House; and (iii) the Company shall mark the Promissory Note evidencing the Baltimore House Loan "satisfied and cancelled" and shall deliver such original note to Executive.

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

                         (4) Repayment of Baltimore House Loan if Neither Put Option Nor Call Option Is Exercised. The House Note provides that it shall be due and payable in full on November 5, 2002 and shall be payable sooner upon certain events including without limitation termination of Executive's employment under this Agreement "for cause" as set forth in Section 8(d) (the parties agreeing that the phrase "gross misconduct" as used in the House Note has the same meaning as "for cause" under Section 8(d) for this purpose) or by Executive's voluntary resignation as set forth in Section 8(e), or sale of the Baltimore House. For avoidance of doubt, if neither Executive nor the Company exercises its Put Option or Call Option, as the case may be, pursuant to Sections 9(c)(1) or 9(c)(2) then the House Note shall remain payable in accordance with its terms.

     10. Termination Notice. Any termination by Company of Executive's employment under this Agreement shall be communicated in a written Termination Notice to Executive. For purposes of this Agreement, a "Termination Notice" shall mean a notice from the Board of Directors which shall indicate the specific termination provision in this Agreement relied upon and, if applicable, shall set forth in reasonable detail the facts and circumstances providing a basis for termination of Executive's employment under the provision so indicated.

     11. Noncompetition Agreement. Executive has previously executed certain restrictive covenants and agreements of non-competition and non-disclosure (collectively, the "Noncompetition Agreement"). For avoidance of doubt, the parties confirm that such Noncompetition Agreement remains in full force and effect according to its original terms.

     12. Successors and Assigns. This Agreement and all rights under this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors, and assigns. This Agreement is personal in nature, and neither of the parties to this Agreement shall, without the written consent of the other, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity, except that the Company may assign the Agreement to a successor corporation.

     13. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be deemed to be properly given if delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, or sent by overnight delivery service addressed as follows:

        If to Executive: Antoon Vanparys
                         700 Milldam Road
                         Baltimore, Maryland 21286

        If to Company:   SITEL Corporation
                         111 South Calvert Street, Suite 1900
                         Baltimore, Maryland 21202
                         Attention: Phillip A. Clough, CEO

or to such other address as either party may have furnished to the other party in writing in accordance with this Section. Such notices or other communications shall be effective when received if delivered personally or when deposited in the U.S. mail if delivered by certified mail or when deposited with the overnight delivery service if delivered by that method. Notices also may be given by facsimile and in such case shall be deemed to be properly given when sent so long as the sender uses reasonable efforts to confirm and does confirm the receiver's receipt of the facsimile transmission.

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

     14. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and is signed by Executive and an officer of Company so authorized by the Board of Directors of Company. No waiver by either party to this Agreement at any time of any breach by the other party of, or compliance by the other party with, any condition or provision of this Agreement to be performed by the other party shall be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by either party that are not expressly set forth in this Agreement.

     15. Validity. The invalidity or unenforceability of any provision(s) of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provision shall remain in full force and effect; nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision.

     16.   Counterparts.   This   document  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed to be an original and all of which together shall constitute a single agreement.

     17. Headings. The headings of the sections and subsections contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     18. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the conflicts of law principles, of the State of Maryland.

     19. Entire Agreement. This Agreement and the Noncompetition Agreement constitutes the entire agreement of the Parties with respect to the terms of
Executive's employment with the Company, and cancels and supersedes any prior agreements and understandings of the parties with respect to such subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties with respect to such subject matter other than those set forth in this Agreement and the Non-Competition Agreement. For avoidance of doubt, without limitation, this Agreement supersedes the re-assignment letter dated on or about October 14, 1999 from the Company to Executive.

                            [Signature page follows]

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
                                SIGNATURE PAGE TO
                              EMPLOYMENT AGREEMENT

     IN WITNESS WHEREOF, Company and Executive have executed this Agreement.

                                  SITEL CORPORATION, a Minnesota corporation



                                  By: /s/
                                      -------------------------------------
                                      Phillip A. Clough, Chief Executive Officer



                                      /s/
                                      -------------------------------------
                                      ANTOON VANPARYS

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